FIRST AMENDMENT TO THE THIRD AMENDED

AND RESTATED AGREEMENT AND DECLARATION

OF TRUST

OF

HIGHLAND INCOME FUND

To the Secretary of

State of

Commonwealth of

Massachusetts

It is hereby stated that:

1. This document constitutes an amendment to the Third Amended and Restated Agreement and Declaration of Trust dated July 26, 2019 (hereinafter called the “Declaration of Trust”) of Highland Income Fund.

2. The Declaration of Trust amended by this document was filed with the Secretary of State of the Commonwealth of Massachusetts on September 17, 2019.

3. The amendment to the Declaration of Trust effected by this document is to add the following provisions:

Article V, Section 7. Certain Transactions.

(a) Notwithstanding any other provision of this Declaration and subject to the exceptions provided in sub-section (d) of this Section 7, the types of transactions described in sub-section (c) of this Section 7 shall require the affirmative vote or consent of the holders of seventy-five percent (75%) of each Class of Shares outstanding (with each such Class voting separately thereon,) when a Principal Shareholder (as defined in sub-section (b) of this Section 7) is determined by the Trustees to be a party to the transaction. Such affirmative vote or consent shall be in addition to the vote or consent of the holders of Shares otherwise required by law or by the terms of any Class or Series, whether now or hereafter authorized, or by any agreement between the Trust and any national securities exchange.

(b) The term “Principal Shareholder” shall mean any Person which is the beneficial owner, directly or indirectly, of more than five percent (5%) of the Outstanding Shares of the Trust or of any Class and shall include any “affiliate” or “associate”, as such terms are defined in Rule 12b 2 of the General Rules and Regulations under the Securities Exchange Act of 1934. For the purpose of this Section 7, in addition to the Shares which a Person beneficially owns directly: (i) a Person shall be deemed to be the beneficial owner of any Shares (A) which the Trustees determine it has the right to acquire pursuant to any agreement or upon exercise of conversion rights or warrants, or otherwise (but excluding Share options granted by the Trust) or

(B) which the Trustees determine are beneficially owned, directly or indirectly (including Shares deemed owned through application of clause (A) above), by any other Person with which it or its “affiliate” or “associate” (as defined above) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of Shares, or which is its affiliate or associate; and (ii) the outstanding Shares shall include Shares deemed owned through application of clauses (A) and (B) above but shall not include any other Shares which are not at the time issued and outstanding but may be issuable pursuant to any agreement, or upon exercise of conversion rights or warrants, or otherwise.

(c)	This Section 7 shall apply to the following transactions

(i)  The merger or consolidation of the Trust or any subsidiary of the Trust with or into any Principal Shareholder.

(ii) The issuance of any securities of the Trust to any Principal Shareholder for cash.

(iii) The sale, lease or exchange of all or any substantial part of the assets of the Trust to any Principal Shareholder (except assets determined by the Trustees to have an aggregate fair market value of less than $1,000,000, aggregating for the purpose of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period or assets sold in the ordinary course of business).

(iv) The sale, lease or exchange to or with the Trust or any subsidiary thereof, in exchange for securities of the Trust, of any assets of any Principal Shareholder (except assets determined by the Trustees to have an aggregate fair market value of less than $l,000,000 aggregating for the purpose of such computation all assets sold, leased or exchanged in any series of similar transactions within a twelve-month period).

For purposes of this sub-section 7(c), the term “Principal Shareholder” shall include all subsidiaries, affiliates, associates, or other persons acting in concert with any Principal Shareholder.

(d) The provisions of this Section 7 shall not be applicable to (i) any of the transactions described in sub-section (c) of this Section 7 if the Trustees shall by resolution have approved a memorandum of understanding with such Principal Shareholder with respect to and substantially consistent with such transaction, or (ii) any such transaction with any Person of which a majority of the outstanding shares of all classes of stock normally entitled to vote in the election of directors is owned of record or beneficially by the Trust and its subsidiaries.

(e) The Trustees shall have the power to determine for the purposes of this Section 7 on the basis of information known to the Trust, whether (i) a Person beneficially owns more than five percent (5%) of the outstanding Shares or is otherwise a Principal Shareholder

(ii) a Person is an “affiliate” or “associate” (as defined above) of another, (iii) the assets being acquired or leased to or by the Trust or any subsidiary thereof constitute a substantial part or the assets of the Trust and have an aggregate fair market value of less than $1,000,000, (iv) the memorandum of understanding referred to in sub-section (d) hereof is substantially consistent with the transaction covered thereby, and (v) the provisions of the Section 8 otherwise apply to any Person or transaction. Any such determination shall be conclusive and binding for all purposes of this Section 7.

Article V, Section 8. Conversion.

Notwithstanding any other provisions of this Declaration, the conversion of the Trust from a “closed-end company” to an “open-end company,” as those terms are defined in Section 5(a)(2) and 5(a)(l ), respectively, of the 1940 Act shall require the affirmative vote or consent of the holders of seventy-five percent (75%) of each Class outstanding (with each Class separately voting thereon or consenting thereto as a separate Class). Such affirmative vote or consent shall be in addition to the vote or consent of the holders of the Shares otherwise required by law or by the terms of any Class or Series, whether now or hereafter authorized, or by any agreement between the Trust and any national securities exchange. However if such conversion is recommended by at least 75% of the Trustees then in office, the vote or written consent of the holders of a majority of the outstanding voting securities of the Trust (which voting securities shall vote separately on the matter by class) shall be sufficient to authorize such conversion.

4.	The amendment herein provided for was authorized in accordance with law.

IN WITNESS WHEREOF, the undersigned have executed this amendment to the Declaration of Trust on the 15th day of October, 2019.

/s/ John Honis
John Honis, as Trustee

/s/ Bryan A. Ward
Bryan A. Ward, as Trustee

/s/ Ethan Powell
Ethan Powell, as Trustee

/s/ Dr. Bob Froehlich
Dr. Bob Froehlich, as Trustee

/s/ Dustin Norris
Dustin Norris, as Trustee